                                                                    Exhibit 99.1



During the question and answer period of DDR's second quarter conference call held on August 1, 2003, a reference was made to the non-GAAP financial measure of Same Store Net Operating Income ("NOI") for the six-months ended June 30, 2003. The following is the relevant part of the conference call:

     Q:   Jim Sullivan (Prudential Securities):      Thank you, good morning. I
     had to break off a bit during Dan's prepared comments so I might have missed it. Dan, did you give the same comparison in the quarter?

     A.   Daniel Hurwitz (DDR):     No, but Bill will.

     Q.   Jim Sullivan:             Another Schafer question.

     A.   William Schafer (DDR):    Same store NOI was 2.4%.

--------------------------------

The Company discloses financial conditions and results of operations based upon the growth in core properties, acquisition and development. The Company generally defines core properties as those shopping centers owned as of January 1, 2001, excluding those under development. We utilize and believe that same store NOI, a non-GAAP financial measure, is a good indicator in determining the growth in the Company's core assets.


DEVELOPERS DIVERSIFIED REALTY
Quarterly Financial Supplement
For the six months ended June 30, 2003


RECONCILIATION OF SUPPLEMENTAL
NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)



TABLE 1 - DEVELOPERS DIVERSIFIED REALTY CORPORATION AND THE COMPANY'S JOINT VENTURES COMBINED

Reconciliation of Same Store Net Operating Income (NOI) to Total Revenues and Certain Expenses


                                                                 Six Month Period
                                                                  Ended June 30
                                                               2003            2002
                                                             ---------       ---------
Total Revenues DDR                                           $ 226,552       $ 169,718
Total Revenues DDR Combined Joint Ventures                     127,456         109,435
Operating and Maintenance - DDR                                (28,320)        (19,133)
Real Estate Taxes - DDR                                        (26,524)        (20,748)
Operating and Maintenance - DDR Combined Joint Ventures        (47,577)        (37,144)
                                                             ---------       ---------

COMBINED NOI                                                 $ 251,587       $ 202,128
                                                             =========       =========


Total Same Store NOI                                         $ 138,873       $ 135,590     2.4%
Property NOI from other operating segments                     112,714          66,538
                                                             ---------       ---------

COMBINED NOI                                                 $ 251,587       $ 202,128
                                                             =========       =========